NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 8, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on None the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Eaton Vance New Jersey Municipal Income Trust and Eaton Vance Municipal Income Trust became effective after the close on February 22, 2019. Each share of Eaton Vance New Jersey Municipal Income Trust was exchanged for 1.033252458 Eaton Vance Municipal Income Trust Common Shares of Beneficial Interest. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 25, 2019.